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                                                                   Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Del Monte Foods Company of our report dated July 12, 2002, except for the information in Note 6, Note 9 and Note 17 applicable to the years ended May 1, 2002 and May 2, 2001 as to which the date is July 17, 2003, relating to the combined financial statements of Del Monte Foods Company and subsidiaries (formerly known as SKF Foods Inc.), which appears in the annual report on Form 10-K of Del Monte Foods Company for the year ended April 30, 2003. We also consent to the reference to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Registration Statement.

                                                /s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
August 7, 2003